August  1, 1999


Signal Apparel Company, Inc.
500 Seventh Avenue, 7th Floor
New York, New York 10018
Attention: Chief Financial Officer

Re: The Revolving Credit, Term Loan and Security Agreement dated March 12, 1999 between GMAC Commercial Credit LLC (as a Lender and as agent for the Lenders), successor-in-interest by merger to BNY Financial Corporation and SIGNAL APPAREL COMPANY, INC., as amended and supplemented (the "Agreement")


Gentlemen:

We refer to the above mentioned Agreement. You have advised us that on or about the date hereof, you contemplate entering into a certain Stock Purchase Agreement (the "Stock Purchase Agreement") to sell all of the common stock (the "GIDI Stock") of one of your wholly owned subsidiaries, GIDI Holdings, Inc., to John W. Prutch, an executive officer and director of yours (the "Stock Sale").

In connection with your anticipated execution and delivery of the Stock Purchase Agreement and your consummation of the Stock Sale pursuant thereto, you have advised us of the potential for breach of certain sections of the Agreement by reason thereof, resulting in an Event of Default thereunder, as follows:

     (a) The disposition by Signal of all of the GIDI Stock under the Stock Purchase Agreement, as such stock is included within the "Subsidiary Stock" covered thereby and which forms part of the "Collateral" thereunder, is restricted by Section 4.3 thereof. As the purchaser of such GIDI Stock is John
W. Prutch, an executive officer and director of Signal, such a disposition therefore also constitutes or may be deemed to constitute a breach of Section
7.10 thereof, which contains a negative covenant against certain "Transactions with Affiliates";

     (b) The sale of the GIDI Stock, if consummated, would be for a consideration in excess of $250,000.00, which is the relevant dollar threshold for the sale, lease, transfer or other disposal of Signal's properties or assets pursuant to the negative covenant set forth at Section 7.1(b) of the Agreement in respect of Signal's "Sale of Assets"; and

     (c) In connection with the contemplated sale of the GIDI Stock, Inc. Signal will receive from GIDI Holdings, Inc., thirty five (35) shares of its Series A Preferred Stock, with a stated value of $10,000.00 per share (collectively, the "Series A Preferred Stock"), which constitutes or may be deemed to constitute a

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breach of Section 7.4 thereof,  which contains a negative covenant in respect of
"Investments" by Signal.

The above described Events of Default arising under the noted Sections of the Agreement, occurring upon and by reason of the execution and delivery of the Stock Purchase Agreement and/or the consummation of the Stock Purchase, are herein referred to collectively as the "Subject Events of Default".

You have requested that we waive, and we hereby agree to waive the Subject Events of Default to the extent and as more fully described in this letter. The waiver of the Subject Events of Default is conditioned upon and shall become effective upon the execution and delivery of this waiver letter, together your execution and delivery to us, as a Lender and as agent for the Lenders, of the following: (1) the original certificates evidencing the Series A Preferred Stock; (2) a Stock Pledge Agreement in respect of the Series A Preferred Stock;
(3) Stock Powers, endorsed in blank, with signature guarantees; (4) a Collateral Assignment of Stock Purchase Agreement, and (5) related agreements and documentation that we may request, in each instance, in form and substance acceptable to us (collectively, the "GIDI Supplemental Documentation").

Except to the limited extent set forth herein: (a) no waiver of any other term, condition, covenant, agreement or any other aspect of the Agreement is intended or implied; and (b)except for the specific period of time and circumstances covered by this letter, no other aspect of any of the covenants or agreements referred to in the Agreement and/or this letter is waived, including without limitation for any other period or circumstance, and no such additional waiver is intended or implied. This waiver is therefore limited exclusively to the specific purposes and time period for which it is given.

This waiver may be executed in counterparts, each of which shall be an original hereof and all of which when taken together shall constitute a single agreement.

This waiver together with the GIDI Supplemental Documentation sets forth the entire agreement and understanding of the parties with respect to the matters set forth herein.

If the foregoing is in accordance with your understanding would you as well as each of the other signatories noted below, please sign where indicated in order to set forth your respective agreement herewith. This letter may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same agreement.

                                        Very truly yours,


                                        GMAC COMMERCIAL CREDIT LLC,
                                        successor-in-interest by merger to
                                        BNY FINANCIAL CORPORATION


                                        By   /s/  Wayne Miller
                                             ----------------------------------
                                        Title:    Vice President


Agreed:

SIGNAL APPAREL COMPANY, INC.


By   /s/  Robert J. Powell
     -----------------------------
Title:    Vice President